EXHIBIT 99.1

                      PRESS RELEASE DATED JANUARY 11, 2006









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                              BRINX RESOURCES, LTD.
              820 Piedra Vista Road NE, Albuquerque, NM 87123-1954
               Corporate Office: 505.291.0158 ~ Fax: 505.291.0158

NEWS RELEASE                                               JANUARY 11, 2006

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BRINX RESOURCES COMPLETES PRIVATE PLACEMENT

Brinx Resources Ltd., (OTCBB: BNXR) (the "Company") announces that it has completed a private placement in the amount of US $509,936.00 dollars.

The Company will issue 291,392 restricted units to an accredited investor at the price of $1.75 per unit. A unit is comprised of one common share and one common share purchase warrant exercisable at $2.25 per share within 24 months of issuance. The Company does not intend to file a registration statement with the Securities and Exchange Commission related to these units, thus the shares issued will be restricted under various regulatory provisions.

The proceeds of this financing are expected to be sufficient to meet the Company's obligations with respect to its 70% working interest in the Owl Creek prospect in Oklahoma, and its 40% working interest in the Three Sand prospect in Oklahoma. These obligations include final completion costs on all wells currently being developed on both the Owl Creek and Three Sands prospects.

"We are extremely happy to close this phase of funding insofar as it allows our company the opportunity of strengthening its balance sheet through the drill bit," said Leroy Halterman, President of Brinx Resources Ltd. "The completion of the wells on Owl Creek and Three Sands brings Brinx very close to the production phase on both prospects."

Along with partner and project operator, Ranken Energy Corporation, Brinx Resources could complete up to 20 additional wells on the Owl Creek property. And, with Brinx's other partner and project operator, Vector Exploration Inc, Brinx Resources could also complete several additional wells on the Three Sands Project, both which would significantly advance the company's operations.

Brinx Resources continues to explore and develop onshore oil and gas fields in Oklahoma and throughout the United States using modern technologies as well as modernizing established oil and gas fields on an ongoing basis.



Mr. Leroy Halterman,
President


For more information please visit WWW.BRINXRESOURCES.COM or contact Tydewell Consulting at 1-888-32-BRINX (27469).

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The Company has no official gas or oil reserves at this time and may not have sufficient funding to thoroughly explore, drill or develop its properties. Statements which are not historical facts are forward-looking statements. The Company makes forward-looking public statements concerning its expected future operations, performance and other developments. Such forward-looking statements are necessarily estimates reflecting the Company's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements. It is impossible to identify all such factors but they include and are not limited to the existence of underground deposits of commercial quantities of oil and gas; cessation or delays in exploration because of mechanical, operating, financial or other problems; capital expenditures that are higher than anticipated; or exploration opportunities being fewer than currently anticipated. Factors which could cause actual results to differ materially from those estimated by the Company include, but are not limited to, government regulation, managing and maintaining growth, the effect of adverse publicity, litigation, competition and other factors which may be identified from time to time in the Company's public announcements and filings.